Exhibit 10.21

AMENDMENT N °1 dated December 18, 1999 (“Effective Date”)

This Amendment n°l to the License Agreement Infectious Diseases of December 18, 1999 (“the Agreement”) is made by and between

CPG Immunopharmaceuticals Inc., having a place of business at 55 William Street, Suite 120, Wellesley, MA, 02481, USA (hereinafter referred to as “CPG”)

and

SmithKline Beecham plc, a corporation located at New Horizons Court, Brentford, Middlesex TW89EP United Kingdom (hereinafter referred to as “SB”)

WITNESSETH THAT

WHEREAS CPG and SB entered into the Agreement on December 18, 1998 pursuant to which CPG grants certain world-wide licenses under patents and know-how to SB in the field of certain infectious diseases, as well as an Option Agreement in the cancer field on the same date (“Option Agreement”).

WHEREAS CPG has resolved during the EVALUATION PERIOD claims relating to DISPUTED PATENTS and subject to the representations and warranties set forth in Sections 2.2 and 2.3 of this Amendment n°1, such resolution is made to the satisfaction of SB.

WHEREAS in accordance with Section 3.04 of the Agreement, SB herewith elects (and CPC agrees with such election) the UPDATED FINANCIAL TERMS as specified below.

WHEREAS in accordance with the same Section 3.04 of the Agreement, the parties enter into -through this Amendment n°l- a restated contract which shall be in full force and effect on the Effective Date first given above.

WHEREAS SB will have a license under patents and know-how to one additional infectious disease field and CPG is willing to grant such license to SB.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1 - Definitions

Unless stated otherwise herein, Section 1 of the Agreement shall apply to this Amendment n°1.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.	1.

2 - Evaluation — Resolution of Disputed Patents — Representation and Warranties

2.1	CPG has during the EVALUATION PERIOD resolved claims relating to DISPUTED PATENTS to the satisfaction of SB — subject however to the representations and warranties set forth in Sections 2.2 and 2.3 below — in accordance with the provisions set forth in Section 3 of the Agreement.

2.2	In resolving DISPUTED PATENTS, CPG represents that the following actions have been undertaken and are completed:

(i)	University of Iowa Research Foundation of 100 Oakdale Campus, #214 TIC, Iowa City, Iowa 52242 (“Iowa”) and the United States Public Health Service as represented by the Office of Technology Transfer, National Institutes of Health, 6011 Executive Boulevard, Suite 325, Rockville, Maryland 20852-3804 (“NIH”) were engaged in a non legally binding mediation process to determine proper inventorship of DISPUTED PATENTS.

(ii)	As a result of such mediation, the mediator, Dr Jorge Goldstein, rendered a written decision on December 6, 1999, attached hereto as annex 1, pursuant to which he recommends the following:

- Dr Alfred Steinberg be named co-inventor with Dr Arthur Krieg with respect to certain claims regarding the use of CPG as an immunostimulatory compound, as specified in the written decision.

- Dr Denis Klinman be named co-inventor with Dr Arthur Krieg with respect to certain claims regarding the use of CPG oligonucleotides in combination with Antigens, as specified in the written decision. NIH and Iowa have both accepted the conclusions of said written document dated December 6, 1999.

(iii)	Dr Alfred Steinberg assigned all his rights under DISPUTED PATENTS to CPG pursuant to an agreement dated October 30, 1998.

(iv)	Dr Dennis Klinman as employee of NIH assigned all his rights under DIPUTED PATENTS to NIH.

(v)	NIH and Iowa executed on November 23 and 24, 1999 the “PHS Interinstitutional Agreement” (“I.I.A.”) pursuant to which NIH grants a worldwide exclusive license under NIH’s rights in DISPUTED PATENTS to Iowa.

(vi)	CPG and Iowa entered into a license agreement dated March 31, 1897 (the “CPG-Iowa License”) pursuant to which CPG has a license under DISPUTED PATENTS, which includes (but is not limited to) the rights granted to Iowa by NIH under the I.I.A.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.	2.

2.3	In addition to the representations and warranties given by CPG under Section 18 of the Agreement, CPG represents and warrants the following:

(i)	All the agreements referred to in Section 2.2 (including assignments of rights of DISPUTED PATENTS) are in full force and effect as of the Effective Date hereof and the summary of the mediation procedure provided in Section 2.2 is an accurate and true summary thereof.

(ii)	As a result of the mediation procedure and the agreements referred to in Section 2.2, CPG has and, subject to compliance with the terms of the CPG-Iowa License, will have at any time during the term of this Agreement and any license agreement which results from the Option Agreement full exclusive rights under DISPUTED PATENTS, which rights are only encumbered as set forth in the CPG-Iowa License and CPG is and will be free to license all rights under DISPUTED PATENTS in the infectious disease field and cancer field to SB during the term of the Agreement and any license agreement which results from the Option Agreement, subject only to the provisions of the CPG-Iowa License.

(iii)	If at any time during the term of the Agreement and the license agreement which results from the Option Agreement, CPG’s rights under DISPUTED PATENTS are challenged, invalidated or restricted for any reason relating to claims of improper specification of inventorship, CPG shall promptly inform SB and CPG shall incur all costs (including but not limited to third party license fees, cost of attorney,) required to remedy or resolve such situation and shall keep SB indemnified against any and all such third party claims and costs which SB incurs relating to inventorship of DISPUTED PATENTS, such that there will be no additional cost to SB from such activities to preserve such rights. CPG shall use its best efforts to settle any such claims so that SB’s rights under DISPUTED PATENTS are fully preserved.

(iv)	As a result of the mediation process and the agreements referred to in Section 2, no rights of SB under the Agreement have been affected nor any rights of SB under PATENTS have been diluted such that patentability of claims under such PATENTS have been adversely affected or the likelihood of obtaining BROAD FIELD OF USE and/or COMPOSITION of MATTER claims within the TERRITORY has been adversely affected.

3 - Financial Terms

3.1	As from the Effective Date and in consideration of the resolution of DISPUTED PATENTS, in accordance with Section 2.0 above, the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.	3.

following financial terms and conditions shall apply and shall replace the corresponding terms and conditions referred to in the Agreement:

“The UPDATED FINANCIAL TERMS —Upper Limit as such terms are stated in Appendix D p55 of the Agreement— right column shall be applicable and shall replace the existing financial terms stated in the Agreement.

3.2	For the avoidance of doubt and in accordance with Section 3.04 of the Agreement, SB shall pay the balance of the continuation fee set forth in Section D of the Agreement, i.e. 4,500,000 US dollars (four and a half million US$) ten (10) days after the Effective Date of this Amendment N°1.

4 - Grant of License

4.1	Section 6 A(1) of the Agreement shall be complemented as follows:

-	STREPTOCOCCUS PNEUMONIAE ANTIGENS shall be added to the list of LICENSED ANTIGENS set forth in Section 6 A(1) of the Agreement as an additional LICENSED ANTIGEN subject to the terms and conditions of the same Section 6 A(1).

4.2	In consideration of SB’s rights granted by CPG pursuant to Section 4.1 above, SB shall make a payment of [*******] US$ ([********************************] US dollars) to CPG, in addition to any other amounts owed under the Agreement, once a BROAD FIELD OF USE claim of PATENT (US Ser. No 08/735.652) is allowed in the USA. Such amount shall be paid by SB ten (10) days after CPG provides SB with a copy of the notice of allowance of such BROAD FIELD OF USE claim.

5 - Adverse Event Reporting

Section 12.03 of the Agreement shall be superseded by the following provisions:

5.1	Each party shall report to the other by facsimile or telephone any Serious Adverse Experience attributed to use of ADJUVANTS or PRODUCTS within two (2) working days of receipt of such reports by the notifying party. All such reports shall be confirmed promptly by written notice sent by certified or registered mail, return receipt requested.

5.2	Each party shall submit to the other a quarterly report of all Adverse Experiences of which it becomes aware that are attributed to use of ADJUVANTS or PRODUCTS. Such quarterly report shall indicate which alleged Adverse Experiences were previously submitted under Article 5.1.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.	4.

5.3	If either party receives any report of an Adverse Experience attributed to the use of ADJUVANTS or PRODUCTS, it shall report the matter to the appropriate regulatory authorities in the TERRITORY in compliance with the laws and regulations of the TERRITORY. The party shall also notify the other party of such report to the appropriate regulatory authorities. If possible, such notification to the other party shall be made prior to reporting to the regulatory authorities. If prior notification cannot be made, the notification shall be made as promptly as practicable thereafter.

5.4	The following definitions apply for the purposes of this Section:

a) “Adverse Experience” shall mean any noxious, pathological, or unintended change in an anatomical, physiological or metabolic function as indicated by physical signs, symptoms and/or laboratory changes occurring in clinical trials, post-marketing surveillance or in clinical practice during use of ADJUVANTS or PRODUCTS, whether or not considered causally related to ADJUVANTS or PRODUCTS. This includes an exacerbation of a pre-existing condition, intercurrent illness, drug interaction or the significant worsening of a disease under investigation or treatment. In addition, for PRODUCTS and ADJUVANTS, this includes significant failure of expected pharmacological or biological action.

b) “Serious Adverse Experience” shall mean any Adverse Experience which is any one or more of the following: fatal; life threatening; disabling or incapacitating; results in hospitalization or prolongation of hospitalization; requires intervention to prevent permanent impairment/damage; or otherwise suggests a significant hazard, contraindication, side effect or precaution that may be associated with the use of ADJUVANTS or PRODUCTS.

6 - Miscellaneous

6.1	CPG shall within a reasonable period after execution of this Amendment N°1 update Appendix A in order to into account changes which result from the resolution of DISPUTED PATENTS.

6.2	In Section 25.01, the CPG copy to Mintz, Levin et al shall be directed to the attention of Jeffrey M. Wiesen, Esq.

6.3	All other provisions of the Agreement shall remain in full force and effect.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.	5.

IN WITNESS WHEREOF, the parties have executed the Amendment n°1 as of the date first written above.

CPG IMMUNOPHARMACEUTICALS, INC.

BY:	/s/ Robert L. Bratzler

SMITHKLINE BEECHAM Plc

BY:	/s/ Jean Stephenne

Annex 1: Decision Arbitrator.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.	6.